EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-161394 of Old National Bancorp on Post Effective Amendment No. 1 to Form S-3 of our report dated February 26, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which report appears in Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in the Prospectus.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Indianapolis, Indiana
December 27, 2010